Exhibit 99.1

NEWS RELEASE
For Immediate Release: Monday, July 2, 2007	Contact:	Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS COMMENTS ON INJUNCTION RULING IN DIOMED
PATENT LITIGATION AND INCREASING SALES OF NEW BRIGHT TIP FIBER

MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) announced that, as anticipated and in accordance with the jury verdict delivered in March in the patent litigation with Diomed concerning Vascular Solutions’ Vari-Lase® products for the treatment of varicose veins, the Court today issued an order that enjoins Vascular Solutions from inducing or contributing to the infringement of Diomed’s patent on the method of deliberate and maintained vein wall contact to treat varicose veins.

Howard Root, Chief Executive Officer of Vascular Solutions, commented: “Today’s order applies to endovenous laser therapy kits that were sold by Vascular Solutions as of the trial date and any other kits ‘that are not more than a mere colorable variation’ of those kits. Subsequent to the trial date, on April 11 we converted all of our U.S. Vari-Lase customers to our new Vari-Lase Bright Tip fiber. Our Bright Tip fiber features a proprietary ceramic-coated distal tip to provide enhanced ultrasound visibility, enhanced protection against thermal degradation and complete protection from even unintended contact between the laser-emitting surface of the fiber and the vein wall. Since the new Bright Tip fiber prevents the type of contact that Diomed alleged occurred with our previous bare-tipped fibers, the Bright Tip fiber is clearly outside the scope of Diomed’s sole patent in this area and today’s injunction order.”

Mr. Root continued: “With respect to laser consoles, the injunction order applies only to Vari-Lase consoles of the type that were sold at the time of trial and ‘that are not more than a mere colorable variation of such consoles and that are sold for use with the kits’ that are subject to the injunction.” The entire text of the injunction order can be obtained from the investor relations portion of Vascular Solutions’ web site at www.vascularsolutions.com.

Vascular Solutions also provided an update on the physician response to the Vari-Lase Bright Tip fiber. Dr. David J. Esposito of the Milford Vascular Institute in Milford, Connecticut commented: “At Milford Vascular Institute, we have a very busy venous practice and have performed over 300 endovenous laser procedures using Vascular Solutions’ devices. Over the last month, we have begun using the new Bright Tip laser fiber and have noticed significant improvements. With the new Bright Tip laser fiber, visualization is remarkably enhanced. It is so easy to see this tip under ultrasound, that I believe it will make malpositioning of the fiber almost impossible. In addition, our patients routinely have an ultrasound exam three days after the procedure to rule out any complication and to assess the closure. We have noticed a substantial decrease in the amount of bruising since we began using the Bright Tip laser fiber, and our ultrasound technicians are amazed at the difference using the new fiber. I believe that this will continue to improve our patients’ satisfaction with the procedure, and I wholeheartedly endorse the use of the Bright Tip device.”

Mr. Root concluded: “We have now sold more than 4,000 Bright Tip fibers and continue to receive highly favorable feedback from our physician customers such as Dr. Esposito on the excellent clinical outcomes and highly favorable response from patients that they have observed. The benefits of the Bright Tip fiber combined with our direct sales force’s excellent management of the product transition and litigation response have resulted in a substantial sequential increase in our Vari-Lase sales in the just-completed second quarter.”

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within interventional radiology and interventional cardiology. The company’s five main product categories consist of hemostat (blood clotting) products, extraction catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the aspiration of soft thrombus, the Langston® dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass® dual access specialty catheter for dual wire access in interventional procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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